Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LHC Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-130600 and 333-125713) on Form S-8 of LHC Group, Inc. of our reports dated March 15, 2010 with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 10-K of LHC Group, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 15, 2010